As filed with the Securities and Exchange Commission on July 24, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Osteologix, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	32-0104570 (I.R.S. Employer Identification Number)

425 Market Street
Suite 2230
San Francisco, CA 94105
(415) 955-2700
(Address of Principal Executive Offices) (Zip Code)

2006 Equity Incentive Plan
(Full Title of the Plan)

Matthew M. Loar
425 Market Street
Suite 2230
San Francisco, CA 94105
415-955-2700
(Name and Address of Agent for Service)

CALCULATION OF REGISTRATION FEE
Title Of Securities To Be Registered(1)	Amount To Be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $.0001 per share	2,400,000	$0.97	$2,328,000	$71.47
(1)	The securities to be registered include options to acquire Common Stock.
(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares of common stock which may be issued by reason of stock splits, stock dividends or similar transactions.

(3)
Computed for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the price at which the options covered by this Registration Statement may be exercised, which was equal to the closing price per share of Common Stock on July 20, 2007, as reported on the over-the-counter Bulletin Board.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement relates to two separate prospectuses.

Section 10(a) Prospectus: Items 1 and 2, from this page, and the documents incorporated by reference pursuant to Part II, Item 3 of this prospectus, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").

Reoffer Prospectus: The material that follows Item 2, up to but not including Part II of this Registration Statement, of which the reoffer prospectus is a part, constitutes a "reoffer prospectus," prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act. Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resales of common shares which are deemed to be "control securities" or "restricted securities" under the Securities Act that have been acquired by the selling stockholders named in the reoffer prospectus.

Item 1. Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Company shall provide to you without charge, upon written or oral request, copies of the documents incorporated by reference in Item 3 of Part II of this Registration Statement. Any such request for documents should be directed to: Matthew M. Loar, Chief Financial Officer, c/o Osteologix, Inc., 425 Market Street, Suite 2230, San Francisco, CA 94105.

REOFFER PROSPECTUS

2,400,000 Shares of Common Stock

OSTEOLOGIX, INC.

Common Stock $0.0001 Par value Per Share

This reoffer prospectus relates to the 2,400,000 shares (the “Shares”) of Common Stock, par value $0.0001 per share, of Osteologix, Inc. (the “Company” or “Osteologix”) which may be offered and resold from time to time by certain eligible participants of the shares issuable pursuant to our 2006 Equity Incentive Plan (the “2006 Equity Plan” or the “Plan”). Eligible participants in our 2006 Equity Plan consist of employees, directors, officers and consultants. As of July 23, 2007, we had granted 1,608,333 awards under our 2006 Equity Plan to eligible participants who are affiliates of our company (as defined in Rule 405 under the Securities Act). Such affiliates are included in this prospectus as selling stockholders.

If, subsequent to the date of this reoffer prospectus, we grant any additional awards under the 2006 Equity Plan to any eligible participants who are affiliates of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S-8 requires that we supplement this reoffer prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as selling stockholders.

It is anticipated that the selling stockholders will offer shares of Common Stock for sale at prevailing prices on the OTC Bulletin Board on the date of sale in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution." We will receive no part of the proceeds from sales made under this reoffer prospectus. The selling stockholders will bear all sales commissions and similar expenses associated with such sales. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us. We have not previously registered the offer and sale of the shares of common stock to the selling stockholders.

We have agreed to pay the expenses in connection with the registration of these shares. Our Common Stock is traded on the OTCBB under the symbol “OLGX.”

Our principal executive office is located at 425 Market Street, Suite 2230, San Francisco, CA 94105; Telephone: (415) 955-2700.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR CERTAIN RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is July 24, 2007

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders will not make an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Summary

This summary highlights certain information found in greater detail elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors” and the financial statements and other information that is incorporated by reference into this prospectus, before making an investment decision. In addition, this prospectus summarizes other documents which we urge you to read.

The Company

Osteologix A/S was formed in June 2003 as Nordic Bone A/S, and was incorporated in Copenhagen, Denmark in 2003. Osteologix received both venture financing and proprietary rights associated with its primary development project, strontium malonate (NB S101), from the Scandinavian venture fund, Nordic Biotech K/S (“Nordic”). Osteologix, Inc. was incorporated in Georgia in 2004. As used herein, unless the context otherwise requires, “Osteologix A/S” refers to the Danish legal entity having that name, “Osteologix” and “the Company” (and “we”, “our” and similar expressions) refer to the business of Osteologix A/S before the Share Exchange and the Registrant after the Share Exchange (as defined below), and the “Registrant” refers to Osteologix, Inc., formerly known as Castle & Morgan Holdings, Inc.

Osteologix focuses on the clinical development of a strontium salt for treatment of metabolic bone diseases. Strontium salts exhibit pharmacologic effects on skeletal tissue that set this class of compounds apart from existing therapies. Most notably, both preclinical and clinical studies indicate that strontium salts decrease resorption of bone while they simultaneously maintain or even increase formation of new bone. Existing therapies for osteoporosis are mainly anti-resorptive, but over time they also decrease bone formation and thus provide only a transient clinical benefit. The French pharmaceutical company Servier developed one strontium salt, strontium ranelate (“Protelos”) and now sells it in several European countries. The clinical studies of strontium ranelate include data from more than 7,000 subjects, and revealed clinical efficacy with adverse event rates and side effects comparable to placebo. Most notably, strontium ranelate showed few gastrointestinal side effects, a problem associated with the most popular current treatment options for osteoporosis. Moreover, strontium ranelate does not exhibit the side effects associated with estrogens or selective estrogen receptor modulators or with parathyroid hormone products. We believe that our product, strontium malonate (produced in tablet form as NB S101), a new salt and improved dosage form of strontium, is patentable and represents a more commercially attractive product than strontium ranelate. We have completed a phase I clinical trial with NB S101 and are currently conducting phase II clinical studies.

Our board of directors includes people with senior management experience from both U.S. and European pharmaceutical and biotech companies, as well as professionals with a solid background in venture finance and merchant banking. Our principal executive offices are located at 425 Market Street, Suite 2230, San Francisco, CA 94105, U.S., and our corporate telephone number is 415-955-2700. We maintain an office in Copenhagen, located at Symbion Science Park, Fruebjergvej 3, DK-2100 Copenhagen Ø, Denmark, telephone number +45 39179730. Our website is located at http://www.osteologix.com. The information on our website is not part of this prospectus.

Background

On May 24, 2006 (the “Closing Date”), the Registrant entered into a Share and Warrant Exchange Agreement (the “Exchange Agreement”) with Osteologix A/S, a privately owned Danish company (“Osteologix A/S”), the owner of all of Osteologix A/S’s shares (the “Shareholder”), certain warrant holders named therein (the “Warrantholders”) and the attorney-in-fact for certain investors (the “Investors”), pursuant to which the Registrant acquired all of the issued and outstanding shares of stock of Osteologix A/S in exchange for the issuance in the aggregate of 10,504,693 shares of common stock of the Registrant (the “Shares”) to the Shareholder (the “Share Exchange”) . In addition, an aggregate of 100,000 warrants to purchase common stock of Osteologix A/S that had been issued to employees of the Company were exchanged for warrants to purchase 979,307 shares of common stock of the Registrant (the “Warrant Exchange”).

Prior to the Share Exchange, the Registrant was a public “shell” company with nominal assets whose sole business had been to identify, evaluate and investigate various companies with the intent that, if such investigation warranted, a reverse merger transaction be negotiated and completed pursuant to which the Registrant would acquire a target company with an operating business with the intent of continuing the acquired company’s business as a publicly held entity.

Concurrent with the Share Exchange, the Investors entered into a series of subscription agreements with Osteologix A/S's wholly-owned subsidiary, Osteologix, Inc. for the issuance of its common stock for aggregate gross proceeds equal to $10,000,000 in a series of transactions exempt from registration under the Securities Act (the “Share Sale”). The shares of common stock acquired by the Investors were then exchanged for 7,656,000 shares of the Registrant in connection with the Share Exchange.

As a result of the Share Exchange and the Share Sale, Osteologix A/S became a wholly-owned subsidiary of the Registrant and the Shareholder and the Investors acquired approximately 87% of the Registrant’s issued and outstanding stock.

Recent Developments

On June 4, 2007, we entered into a securities purchase agreement with several investors (the “New Investors”) for the sale of 3,825,754 shares of the Company’s common stock and 1,912,877 common stock purchase warrants, with an exercise price of $1.20 per share and an expiration date of August 31, 2008, for an aggregate purchase price of $5,050,000 (the “June 2007 Financing”).

In connection with the June 2007 Financing, we agreed to provide the New Investors rights to register for resale the shares of common stock initially issued to the New Investors pursuant to the Purchase Agreement as well as the shares of common stock issuable upon exercise of the Warrants pursuant to the terms of a registration rights agreement dated as of June 4, 2007 (the “Registration Rights Agreement”).

The June 2007 Financing was consummated on June 6, 2007 (the “Closing Date”). We agreed that we will file with the Securities and Exchange Commission, by no later than five (5) business days after the date of the filing by the Company of its Quarterly Report on Form 10-QSB for its fiscal quarter ended June 30, 2007, a registration statement registering for resale the Registrable Securities of all New Investors other than Nordic Biotech K/S. In the event that we do not timely file such registration statement and/or in the event that such registration statement is not declared effective on or prior to November 14, 2007, the Company will be required to pay liquidated damages to each such Investor in an amount equal to 1.5% of the aggregate investment amount originally paid by such New Investor for each month during which the Company has not complied with its registration obligations up to a maximum of 10% of such New Investor’s investment amount.

Pursuant to the Registration Rights Agreement, Nordic has the right at an time that is the later of (i) one hundred eighty days after the Closing Date and (ii) thirty days after the date of the effectiveness of the registration statement described above to request that the Company prepare and file a registration statement covering the resale of the Registrable Securities held by Nordic. This prospectus does not relate to the resale of any securities sold in the June 2007 Financing.

THE OFFERING

Common stock outstanding prior to the offering	24,935,176 shares
Common stock being offered by Selling Stockholders	2,400,000 shares
Use of Proceeds
We will not receive any proceeds from the sale of the common stock offered in this prospectus. We will receive proceeds to the extent that options issued to our 2006 Equity Plan are exercised for cash. We will use the exercise proceeds, if any, for working capital and general corporate purposes.

OTCBB Symbol	OLGX
Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 5.

FORWARD-LOOKING STATEMENTS

The statements contained in this Form S-8 that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements about the Company’s expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “the Company believes,” “management believes” and similar words or phrases. The forward-looking statements are based on the Company’s current expectations and are subject to certain risks, uncertainties and assumptions. The Company’s actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

RISK FACTORS

Risks Related to Our Business

We currently have no product revenues.

To date, we have devoted significant financial resources to the research and development of our products. Unless and until we receive approval from the FDA and foreign regulatory authorities for our product candidates, we cannot sell our products and will not have product revenues. As a result, we have generated significant operating losses. As of March 31, 2007, our consolidated balance sheet had an accumulated deficit of nearly $12 million. We have used substantial amounts of cash to date and expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure and research and development activities. For the foreseeable future, and unless we raise additional capital (which may be dilutive to you), we will have to fund all of our operations and capital expenditures from the net proceeds of offerings of our securities, cash on hand and government grants and contracts.

We expect to need additional financing, which may not be available on satisfactory terms or at all.

We believe that our existing cash will be sufficient to support our current operating plan for at least the next 12 months. As of the date of this prospectus, we have approximately $7.2 million in cash and short-term investments. However, we may need to raise additional funds to support our future development programs, including completion of the clinical trials required to market our products. Our funding requirements may change as a result of many factors, including delays in development activities, underestimates of budget items, unanticipated cash requirements, limitation of development of new potential products, future product opportunities with collaborators, future licensing opportunities and future business combinations. Consequently, we may need to seek additional sources of financing, which may not be available on favorable terms, if at all, and which may be dilutive to our shareholders.

We may seek to raise additional financing through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. To the extent we raise additional capital by issuing equity securities, our stockholders may experience dilution. To the extent that we raise additional capital by issuing debt securities, we would incur substantial interest obligations, may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants. Debt financing would also be superior to our shareholders’ interests in bankruptcy or liquidation. To the extent we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or product candidates, or grant licenses on unfavorable terms.

If we do not succeed in raising additional funds on acceptable terms, we may be unable to complete planned pre-clinical and clinical trials or obtain approval of our product candidates from the FDA and other regulatory authorities. In addition, we could be forced to discontinue product development, curtail operations, reduce or forego sales and marketing efforts and lose attractive business opportunities.

We are not currently profitable and may not become profitable.

We have a history of losses and expect to incur substantial losses and negative operating cash flows for the foreseeable future, and we may never achieve or maintain profitability. For the years ended December 31, 2006 and 2005, we had operating losses of $4.9 million and $3.2 million, respectively. For the quarter ended March 31, 2007 we had an operating loss of $2.0 million. Even if we succeed in developing and commercializing one or more of our product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating expenditures for the next several years, and anticipate that our expenses will increase substantially in the foreseeable future as we continue clinical development, seek to advance our product candidates closer to market, seek to expand our pipeline of research and development projects, implement additional internal systems and infrastructure and build our infrastructure.

We also expect to experience negative cash flow for the foreseeable future as we fund operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability, which we may not be able to do. This could adversely affect the value of our common stock.

We have a limited operating history upon which to base an investment decision.

We are a development-stage company and have not yet demonstrated our ability to successfully commercialize any product candidates. Successful commercialization will require us to, among other things, undertake preclinical development and clinical trials; apply for and receive regulatory approvals for conduct of clinical trials and for marketing of our products when development has been completed; formulate and manufacture products; and conduct sales and marketing activities.

Our operations have been limited to organizing and staffing, acquiring, developing and securing our proprietary technology and undertaking pre-clinical trials and clinical trials of our principal product candidate(s). These operations provide a limited basis for you to assess our ability to commercialize our product candidates and the advisability of investing in our securities.

Obtaining and maintaining the necessary U.S. or worldwide regulatory approvals for our product candidates may be time consuming, difficult and costly. If we fail to do so, we will be unable to commercialize our product candidates.

Government regulations in the U.S. and other countries have a significant impact on our business and affect research and development, manufacture and marketing of our products. We will require FDA approval to commercialize our product candidates in the U.S., and approvals from similar foreign regulatory authorities to commercialize our product candidates outside the U.S. In order to obtain FDA approval of a product candidate, we must submit to the FDA an NDA demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials. These studies will be time consuming, difficult and costly, and we cannot predict whether our efforts will result in any drugs that the FDA or other regulatory authorities consider safe and effective for humans. The FDA has substantial discretion in the drug approval process, and may refuse to accept our application or may deny approval. If the FDA does not accept or approve our application, it may require us to conduct additional pre-clinical testing or manufacturing studies and submit that data before it will reconsider our application, or require us to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation, administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals will increase our operating expenses and delay the commercialization of our product candidates and our ability to derive product revenues from them.

Even if we comply with all FDA requests, the FDA may ultimately determine, under its statutory authority, to deny our requests for approval of our drug candidates. We cannot be certain that we will ever obtain regulatory clearance for any product candidate. Failure to obtain FDA approval of NB S101 or any other product candidates will severely undermine our business by reducing our number of salable products and, therefore, corresponding product revenues.

In foreign jurisdictions, we must also receive approval from the appropriate regulatory, pricing and reimbursement authorities before we can commercialize and market our drugs. These processes generally include all of the risks associated with FDA procedures. Pursuing foreign approvals will be time-consuming and expensive. Regulations vary among countries, and foreign authorities may require different or additional clinical trials than we conduct in our attempts to obtain FDA approval. We may never receive any of the approvals necessary to commercialize our product candidates.

We currently plan to commercialize NB S101 and other potential products internationally through collaborative relationships with pharmaceutical companies that have foreign sales capabilities. Future collaborative relationships are important to the success of our products internationally because we do not have regulatory, clinical and commercial resources necessary to obtain approval for and sell our product throughout the world. We may not be able to enter into collaboration agreements with appropriate other companies for important foreign markets on acceptable terms, or at all. Such collaborations may not be effective or profitable for us.

In addition, even if we do get to the point where or product candidates are marketed, the products and our manufacturers are still subject to continual review by applicable regulatory authorities, including FDA adverse event reporting requirements and FDA requirements governing product distribution, advertising, and promotion. At any stage of development or commercialization, the discovery of previously unknown problems with our product candidates, our own manufacturing or the manufacture by third parties may result in restrictions on our products or in their manufacture, including withdrawal of the product from the market.

We have only one product that is currently being evaluated for commercial development.

Our current product candidate NB S101 is the only pharmaceutical product we are testing in humans and it may never be successfully marketed or manufactured. This product candidate is in the early stages of clinical testing on a limited number of subjects. To date we have conducted no studies to determine efficacy. The clinical trials required by the FDA and other regulatory authorities are long and complex and will take a number of years to complete. It is possible that our preferred single-tablet dosage, which we expect to be an advantage over certain existing therapies, will not be accepted by the FDA or supported by the clinical trial data. It also is possible that the FDA and other regulatory authorities will disagree with our current clinical and pre-clinical research plans and require us to conduct more extensive studies than we currently anticipate before considering our products for marketing approval.

Our current phase II study and most of our future studies involve drug exposures for durations that are significantly longer than we have tested thus far. The longer-term studies could reveal safety or other issues that could adversely affect marketing approval. We need to commit substantial time and additional resources in order to conduct further clinical trials before we can submit a NDA with respect to any of these product candidates. We cannot predict with any certainty if or when we might submit any NDA for regulatory approval for any of our product candidates.

Clinical trials are time-consuming, difficult and costly to design and implement.

Human clinical trials are expensive and difficult to design and implement, in part because the science behind them is complex and they are therefore subject to rigorous regulatory requirements. Further, the medical, regulatory and commercial environment for pharmaceutical products changes quickly and often in ways we may not be able to accurately predict. The clinical trial process is also time-consuming. We estimate that clinical trials of our product candidates will take at least several more years to complete. Furthermore, as failure can occur at any stage, we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by, among other things, changes in regulatory requirements, unforeseen safety issues, determination of dosing issues, lack of effectiveness in clinical trials, slower than expected patient recruitment, inability to monitor patients adequately during or after treatment, inability or unwillingness of medical investigators to follow our clinical protocols, inability to maintain a sufficient supply of the investigational drug to support the trials, suspension or termination of clinical trials for noncompliance with regulatory requirements and changes in clinical care protocols and standards of care within the institutions in which our trials take place.

In addition, we or the FDA may suspend our clinical trials at any time if it appears we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our Investigational New Drug Application (“IND”) submissions or the conduct of these trials.

Delays in patient enrollment for clinical trials could increase costs and delay regulatory approvals.

The rate of completion of our clinical trials will depend on the rate of patient enrollment. Although our current clinical trial is fully enrolled, for subsequent trials we may face substantial competition in seeking to enroll qualified patients. Competition for patients has delayed clinical trials of other biotechnology and drug development companies. In addition, recent improvements in existing drug therapy, particularly for medical products for prophylaxis and treatment of osteoporosis, may make it more difficult for us to enroll patients in our clinical trials as the patient population may choose to enroll in clinical trials sponsored by other companies or choose alternative therapies. Delays in patient enrollment can result in increased development costs and delays in regulatory approvals.

The FDA or other regulatory authorities may also change the requirements for testing new drugs for osteoporosis. For example, the current guidelines require placebo-controlled clinical trials conducted in osteoporotic patients. There are ethical concerns regarding treating osteoporotic patients with placebo, and the FDA or other regulatory authorities may at some time require osteoporosis drugs in the future to include active controls (such as existing osteoporosis treatments) instead of placebo. If the FDA makes these changes, we may need to enroll more patients, conduct longer clinical trials, or otherwise change our planned clinical trial designs, potentially and substantially increasing the costs and/or decreasing our chances of demonstrating the efficacy needed to obtain approval.
The results of our clinical trials may not support our product candidate claims or may result in the discovery of adverse side effects.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims or that the FDA or foreign authorities will agree with our conclusions regarding them. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the later trials will replicate the results of prior trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses, which could cause us to abandon a product candidate and may delay or cancel development of others. Any delay of our clinical trials will delay the filing of our NDAs and, ultimately, our ability to commercialize our product candidates and generate revenues. Any cancellation of our clinical trials will eliminate our ability to file an NDA for that product and eliminate our ability to generate any revenue from that product, unless we are later able to conduct a different trial that would satisfy the regulatory authorities.

It is possible that patients enrolled in clinical trials will experience adverse side effects that are not currently part of our product candidate’s profile. In addition, our clinical trials involve a comparatively small patient population. Because of the small sample size, their results may not be indicative of future results.

In any drug development program, it is typically during the final large phase III studies when large numbers of patients are tested, that most reliable information on side effects are collected. We have not reached this development stage yet, and we cannot accurately predict if phase III studies with our lead product, strontium malonate, in the form of the tablet NB S101, will reveal unexpected side effects. It is our belief, based on previous clinical experience with strontium ranelate, that such side effects will be mild and few serious adverse events will occur, but we have no actual data or information that support this for NB S101. Occurrence of any side effect could delay or terminate further development and hamper or prevent regulatory approval or marketing of our product.

Physicians and patients may not accept and use our drugs.

Even if the FDA approves one or more of our drug candidates, physicians and patients may not accept and use them. Acceptance and use of our drugs will depend upon a number of factors, including perceptions by the health care community, including physicians, about their safety and effectiveness, their cost-effectiveness relative to competing products, the availability of reimbursement for our products from government or other healthcare payors, such as major insurance companies, and the effectiveness of marketing and distribution efforts by us, our licensees and distributors.

Because we expect sales of NB S101 to generate substantially all of our product revenues in the future, if it is approved, the failure of NB S101 to find market acceptance would cause us considerable harm because this is our largest anticipated future source of revenue. Likewise, the failure of other product candidates to achieve market acceptance would also reduce our revenue.

Our ability to generate product revenues will be diminished if our drugs sell for inadequate prices or patients are unable to obtain adequate reimbursement.

Our ability to commercialize our drugs, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from government and health administration authorities, private health maintenance organizations, health insurers, and other payors.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payors, including Medicare, routinely challenge prices charged. Government and other healthcare payors limit both coverage and reimbursement. Even if our product candidates are approved by the FDA, insurance coverage may not be available, and reimbursement may be inadequate. If payors do not provide adequate coverage and reimbursement levels, the post-approval market acceptance of our products could be diminished.

Our drug-development programs depend upon third-party researchers who are outside our control.

We depend upon independent investigators and collaborators, such as universities, medical institutions, and clinical research organizations, to conduct our pre-clinical and clinical trials and, in certain cases, to develop a product for its target indication. We contract with these collaborators, but they are not our employees, and we cannot control the amount or timing of resources they devote to our programs. They may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking them ourselves. If outside collaborators fail to devote sufficient time and resources to our programs, or if their performance is substandard, the approval of our FDA applications, and our introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators were to assist our competitors at our expense, our competitive position would be harmed.

We rely exclusively on third parties to manufacture our product candidates.

We rely exclusively on a limited number of vendors to supply raw materials and finished goods for our product candidates, and the loss of one of these parties could harm our business. The FDA and regulatory agencies in other countries also periodically inspect manufacturing facilities, including third parties who manufacture our products or our active ingredients for us. The FDA may not believe that our chosen manufacturers have enough experience making the dosage forms we have contracted them to produce, and may subject those manufacturers to increased scrutiny. Pharmaceutical manufacturing facilities must comply with applicable good manufacturing practice (GMP) standards, and manufacturers usually must invest substantial funds, time and effort to ensure full compliance with these standards and make quality products. We do not have control over our manufacturers’ compliance with these requirements. Failure to comply with regulatory requirements can result in sanctions, fines, delays, suspensions of approvals, seizures or recalls of products, operating restrictions, manufacturing interruptions, costly corrective actions, injunctions, adverse publicity against us and our products and criminal prosecutions. See “Business - Government Regulation.”

If we are unable to obtain sufficient supplies of raw materials or if there is a significant increase in the price of raw materials, our business would be seriously harmed. If any of our product candidates receives FDA approval, we expect to rely on one or more third-party contractors to supply our drugs. If our current or future third-party suppliers cease to supply drugs in the quantity and quality we need to manufacture our drug candidates, or if they are unable to comply with GMP standards and other government regulations, the qualification of other suppliers could be a lengthy process, and there may not be adequate alternatives to meet our needs. As a result, we may not be able to obtain the necessary drugs used in our products in the future on a timely basis, if at all. This would negatively affect our business.

We currently rely on a sole source, Clauson Kaas A/S, a pharmaceutical manufacturing company located in Denmark, for our supply of the active pharmaceutical ingredient in NB S101. If this sole supplier fails to provide us with sufficient quantities, we may not be able to obtain an alternative supply on a timely or commercially acceptable basis. We currently rely on a sole source, Paramedical A/S (a wholly owned subsidiary of Alberto-Culver Company), a finished dosage form manufacturer in Denmark, for our supply of finished tablets of NB S101. If this sole supplier fails to provide us with sufficient quantities, we may not be able to obtain an alternative supply on a timely or commercially acceptable basis. Any such interruption would disrupt our ability to manufacture NB S101 and could have a material adverse effect on our business. We are currently having discussions with alternative GMP suppliers, but there can be no assurance that we will be able to negotiate acceptable terms of supply with any alternative manufacturer.

If we are unable to hire additional qualified personnel, our ability to grow our business may be harmed. We must hire and retain skilled employees in a tight labor market.

Attracting and retaining qualified personnel will be critical to our success. We need to hire additional qualified personnel with expertise in preclinical testing, clinical research and testing, government regulation, formulation and manufacturing and sales and marketing. We will require scientific personnel in many fields, some of which are addressed by relatively few companies. As a result, depending upon the success and the timing of clinical tests, we may continue to experience difficulty in hiring and retaining highly skilled employees, particularly scientists.

We compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions, some of which are more established than we are and have the ability to pay more cash compensation than we do. Competition for such individuals, particularly in the San Francisco Bay area and the Copenhagen, Denmark area, is intense, and we cannot be certain that our search for such personnel will be successful. If we are unable to hire and retain skilled scientists, our business, financial condition, operating results and future prospects could be materially adversely affected.

If we cannot compete successfully for market share against other drug companies, we may not achieve sufficient product revenues, and our business will suffer.

The market for our product candidates is characterized by intense competition and rapid technological advances. If our product candidates receive FDA approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues, and our business will suffer.

Developments by competitors may render our products or technologies obsolete or noncompetitive.

Companies that currently sell osteoporosis products include Merck, Procter & Gamble, GlaxoSmithKline, Eli Lilly, Wyeth Ayerst, Novartis, Hoffmann-LaRoche and Sanofi-Aventis. Alternative products and technologies are being developed to improve upon or replace current products for the treatment of osteoporosis, several of which are awaiting FDA approval or are in late-stage clinical trials. In addition, companies pursuing similar therapeutic areas also represent substantial competition. All of these competitors have substantially greater financial resources than we do and operate larger research and development organizations. They also have significantly greater experience in drug development and in obtaining FDA and other regulatory approvals, as well as experience in launching, marketing and selling drugs. The greater size and experience of our competitors allows them to develop and market competing products more rapidly and more effectively than we can.

If we fail to protect adequately or enforce our intellectual property rights, or to secure rights to patents of others, the value of our intellectual property rights could diminish.

Our success, competitive position and future revenues will depend in part on our ability, and the ability of our licensors, to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

To date, we have filed over 25 patent applications, including U.S. patent applications, as well as rights under foreign patents and patent applications. We anticipate filing additional patent applications both in the U.S. and in other countries, as appropriate. However, we cannot predict the degree and range of protection patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our patents, if and when patents will issue, whether or not others will obtain patents claiming aspects similar to our patent applications, or if we will need to initiate litigation or administrative proceedings, which may be costly whether we win or lose.

Our success also depends on the skills, knowledge and experience of our scientific and technical personnel, consultants, advisors, licensors and contractors. To help protect our proprietary know-how and inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, we require all of our employees, consultants, advisors and contractors to enter into confidentiality and, where applicable, grant-back agreements. These agreements may not provide adequate protection in the event of unauthorized use or disclosure or the lawful development by others of such information. If any of our intellectual property is disclosed, its value would be significantly impaired, and our business and competitive position would suffer.

If we infringe the rights of third parties, we could be prevented from selling products, forced to pay damages, and compelled to defend against litigation.

If our products, methods, processes and other technologies infringe proprietary rights of other parties, we could incur substantial costs, and we may have to obtain licenses, which may not be available on commercially reasonable terms, if at all. We may be required to redesign our products or processes, stop using the subject matter claimed in the asserted patents, pay damages, or defend litigation or administrative proceedings, which may be costly whether we win or lose. All these could result in a substantial diversion of valuable management and scientific resources. Resolving intellectual property issues could result in lengthy and costly legal proceedings, the outcome of which cannot be predicted.

We may be exposed to liability claims associated with using hazardous materials and chemicals.

Our research and development activities involve the controlled use of hazardous materials and chemicals. Although we believe our safety procedures for using, storing, handling and disposing of these materials comply with applicable laws and regulations, we cannot eliminate the risk of accidental injury or contamination from these materials. In the event of such an accident, we could be held liable for resulting damages, which could materially adversely affect our business, financial condition and results of operations. In addition, laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products may require us to incur substantial compliance costs that could materially adversely affect our business, financial condition and results of operations.

We may incur substantial liabilities and be required to limit commercialization of our products in response to product liability lawsuits.

Testing and marketing medical products entails an inherent risk of product liability. Although side effects from our first phase I clinical study have been mild and most likely unrelated to treatment, we may be held liable if serious adverse reactions from the use of our product candidates occur either in clinical trials or in subsequent marketing. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Our inability to obtain sufficient product liability insurance at acceptable cost against claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with collaborators. We currently carry clinical trial insurance but do not carry product liability insurance. We, or any collaborators, may not be able to obtain insurance at reasonable cost, if at all. Agreements with future collaborators entitling us to indemnification against losses may not be adequate if claims arise.

Risk Related to Management

We may not successfully manage our growth.

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and administrative, operational, and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

We rely on key executive officers and scientific and medical advisors. Their knowledge of our business and technical expertise would be difficult to replace.

We are highly dependent on Philip J. Young, our President and Chief Executive Officer, as well as Dr. Stephan Christgau, our Chief Operating Officer and Matthew M. Loar, our Chief Financial Officer. We do not have “key person” life insurance policies for any of our officers. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, inability to obtain financing for our business, and diversion of management resources, which could adversely affect our operating results, our ability to obtain approval for our product candidates, or even our ability to continue operations as planned.

In addition, we rely on members of our scientific advisory board and clinical advisors to assist us in formulating research and development strategy. Our scientific advisory board members and clinical advisors generally have other full-time employment and other commitments, and may be subject to non-disclosure obligations that may limit their availability to work with us.

The concentrated ownership of our common stock may have the effect of delaying or preventing a change in control of our Company.

Nordic Biotech K/S, a venture capital firm and limited partnership in Denmark, was the sole investor in and the sole stockholder of Osteologix from our formation until May 24, 2006. As of the date of this prospectus, Nordic Biotech owns approximately 60.7% of the common stock of Osteologix. Two of our directors, Florian Schönharting and Christian Hansen, are employed by the Nordic Biotech Advisors ApS, the sole advisor of Nordic Biotech K/S. Because of their board positions and their concentrated ownership of our stock, they are able to exercise significant influence over all matters requiring board and/or stockholder approval, including the election of directors and approval of mergers, acquisitions and other significant corporate transactions. Nordic Biotech is also a shareholder and investor in a number of other private start-up biotechnology companies and there may be conflicts between the business interests of Osteologix and their other investments. In addition, if they elect to sell any of their securities in Osteologix, it will likely cause our stock price to decrease. Also, there can be no assurance, and we do not expect, and purchasers of Shares should not expect, that any biomedical or pharmaceutical product or technology identified by Nordic Biotech or the affiliates or entities managed by it will be made available to us. In addition, certain of our current officers and directors from time to time serve as officers or directors of other biopharmaceutical or biotechnology companies. There can be no assurance that such other companies will not have interests in conflict with ours.

Because we became public by means of a “reverse merger”, we may not be able to attract the attention of major brokerage firms.

Additional risks exist since we became public through a “reverse merger.” Securities analysts may not provide coverage of us and no assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of our company in the future.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls may be time consuming, difficult and costly.

Under current requirements, our management will be required to attest to the adequacy of our internal controls for the first time when we file our 2007 Annual Report on Form 10-KSB, and our auditors will be required to audit these internal controls for the first time when we file our 2008 Annual Report on Form 10-KSB. It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by Sarbanes-Oxley, and due to our small size the proportion of costs we need to devote to comply with these requirements may be substantially greater than it is for other companies. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with Sarbanes-Oxley’s internal controls requirements when the requirements become effective for us, we may not be able to obtain the independent accountant certifications that Sarbanes-Oxley Act requires publicly-traded companies to obtain.

We cannot assure you that the common stock will become liquid or that it will be listed on a securities exchange.

We plan to list our common stock on the American Stock Exchange or the Nasdaq Global Market as soon as practicable. However, we cannot assure you that we will be able to meet the initial listing standards of either of those or of any other stock exchange, or that it will be able to maintain any such listing. Until the common stock is listed on an exchange, we expect that it would be eligible to be quoted on the OTC Bulletin Board, another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of the common stock. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

There may be issuances of shares of preferred stock in the future.

Although we currently do not have preferred shares outstanding, the board of directors could authorize the issuance of a series of preferred stock that would grant holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends would be declared to common stockholders, and the right to the redemption of such shares, possibly together with a premium, prior to the redemption of the common stock. To the extent that we do issue preferred stock, the rights of holders of common stock could be impaired thereby, including without limitation, with respect to liquidation.

We have never paid dividends.

We have never paid cash dividends on our common stock and do not anticipate paying any for the foreseeable future.

Our common stock is considered a “penny stock.”

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and therefore is a “penny stock.” Broker and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect your ability to sell shares. In addition, if our common stock is quoted on the OTC Bulletin Board as anticipated, investors may find it difficult to obtain accurate quotations of the stock, and may find few buyers to purchase such stock and few market makers to support its price.

Determination of offering price

The selling stockholders may sell the common shares issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

Use of Proceeds

The selling stockholders are offering up to 2,400,000 shares of our common stock under this prospectus. We will not receive any proceeds from the sale of the common stock by the selling stockholders. We will not receive any proceeds from the issuance of our Common Stock to the selling stockholders other than the exercise price of any options that are exercised by the selling stockholders, the proceeds of which we expect to use for working capital purposes.

Selling Stockholders

Discussed below are the total number of shares of our common stock and the total number of shares of common stock assuming the exercise of all options owned by the selling stockholders and registered hereunder. Except as indicated, the selling stockholders are offering all of the shares of common stock owned by them or received by them upon the exercise of the options.

Because the selling stockholders may offer all or part of the shares of common stock currently owned or the shares of common stock received upon exercise of the options, which they own pursuant to the offering contemplated by this reoffer prospectus, and because its offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of options that will be held upon termination of this offering. The shares of common stock currently owned and the shares of common stock received upon exercise of the options or warrants offered by this reoffer prospectus may be offered from time to time by the selling stockholders named below.

Up to 2,400,000 of common stock issued pursuant to stock awards or the exercise of stock options by officers, directors, employees or consultants who are eligible to participate in the 2006 Equity Incentive Plan may be sold pursuant to this reoffer prospecuts. Eligibility to participate in the 2006 Equity Plan is available to our officers, directors, employees and consultants, as well as the officers, directors, employees and consultants of any of our subsidiaries including their subsidiaries, as determined solely by the compensation committee of the board of directors. Of the 2,400,000 shares or options eligible for grant pursuant to the 2006 Equity Plan, 1,758,333 shares of common stock have been awarded as of the date of this prospectus.

The following table sets forth as of July 23, 2007, information regarding the current beneficial ownership of our common stock by the persons identified, based on information provided to us by them, which we have not independently verified. Although we have assumed for purposes of the table that the selling stockholders will sell all of the shares offered by this prospectus, because they may from time to time offer all or some of their shares under this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the selling stockholders (or any of them), or that will be held after completion of the resales. In addition, a selling stockholder may have sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act or otherwise since the date he or she provided information to us. The selling stockholders are not making any representation that the shares covered by this prospectus will be offered for sale.

Name and Address of Selling Stockholder (1)	Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to be Sold	Shares Beneficially Owned After Offering	Percentage Ownership After Offering
Philip J. Young	1,000,000	1,000,000	0	0
Matthew M. Loar	400,000	400,000	0	0
Stephan Christgau	406,311 (2)	150,000	256,311 (2)	1.0%
Charles J. Casamento	545,410 (3)	58,333	487,077 (3)	1.9%

Total	1,608,333	1,608,333	743,388	2.9%

(1) Unless otherwise indicated, the beneficial owners listed have an address at c/o Osteologix, Inc., 425 Market Street, Suite 2230, San Francisco, CA 94105.
(2) Includes 244,827 shares of common stock issuable upon exercise of warrants and 11,484 shares not being registered for re-sale pursuant to this prospectus.
(3) Includes 429,657 shares of common stock issuable upon exercise of warrants and 57,420 shares not being registered for re-sale pursuant to this prospectus.

Since our company does not currently meet the registrant requirements for use of Form S-3, the amount of common shares which may be resold by means of this reoffer prospectus by each of the selling stockholders, and any other person with whom he or she is acting in concert for the purpose of selling securities of our company, must not exceed, in any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act.

DESCRIPTION OF EQUITY INCENTIVE PLAN

Types of Grants and Eligibility

The Plan is designed to provide an incentive to key employees (including officers and directors who are key employees) and to consultants and directors who are not employees of the Company and its present and future subsidiaries (collectively, a “participant”) and to offer an additional inducement in obtaining the services of such individuals. The Plan provides for the grant of Incentive Stock Options (“ISO”), Non-Qualified Stock Options (“NQSO”), Restricted Stock, Stock Appreciation Rights, and Performance Stock Awards (collectively, an “Award”).

Shares Subject to the Plan

The aggregate number of shares of Common Stock for which Awards may be granted under the Plan may not exceed 2,400,000 shares. Such shares of Common Stock may consist either in whole or in part of authorized but unissued shares of Common Stock or shares of Common Stock held in the treasury of the Company. Shares of Common Stock subject to an option which expires, or for any reason is cancelled or is terminated, unexercised, or which ceases for any reason to be exercisable may again become available for issuance upon grant of an option under the Plan.

Administration of the Plan

The Plan shall be administered by the Board or by a Committee to which administration of the Plan, or of part of the Plan, is delegated by the Board. The Board shall appoint and remove members of the Committee in its discretion in accordance with applicable laws. If necessary, the Committee shall, in the Board’s discretion, be comprised solely of “non-employee” and “outside” directors. The foregoing notwithstanding, the Administrator may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper and the Board, in its absolute discretion, may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

Exercise Price

The exercise price of the shares of Common Stock under each option is to be determined by the Administrator.
The exercise price shall be no less (and shall have not potential to become less at any time) than one hundred percent (100%) of the fair market value per share on the date of grant; and

If at the time of grant, the participant owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the option shall bear an exercise price of no less than one hundred ten percent (110%) of the fair market value per share on the date of grant.

Term

The term of each option granted pursuant to the Plan is established by the Committee, in its sole discretion, at or before the time such option is granted. Subject to early termination, each option is to be exercisable for no longer than a term of ten years from the date of grant.

Exercise

An option (or any part or installment thereof), to the extent then exercisable, is to be exercised by giving written notice to the Company at its principal office. Payment in full of the aggregate exercise price may be made (a) in cash or by certified check, or (b) if the applicable stock option contract at the time of grant so permits, with the authorization of the Committee, with previously acquired shares of Common Stock having an aggregate fair market value, on the date of exercise, equal to the aggregate exercise price of all options being exercised, or (c) with any combination of cash, certified check or shares of Common Stock.

Termination of Relationship

Any employee holder of an option whose employment or relationship with the Company (and its parent and subsidiaries) has terminated for any reason other than his death or disability may exercise such option, to the extent exercisable on the date of such termination, at any time within three months after the date of termination, but not thereafter and in no event after the date the option would otherwise have expired; provided, however, that if his employment is terminated either (a) for cause, or (b) without the consent of the Company, said option terminates immediately. Options granted to employees under the Plan are not affected by any change in the status of the holder so long as he or she continues to be a full-time employee of the Company, its parent or any of its subsidiaries (regardless of having been transferred from one corporation to another).

Death or Disability

If a participant dies (a) while he is an employee or consultant to, the Company, its parent or any of its subsidiaries, (b) within three months after the termination of such relationship (unless such termination was for cause or without the consent of the Company), or (c) within one year following the termination of such relationship by reason of disability, an option may be exercised, to the extent exercisable on the date of death, by the Legal Representatives, at any time within one year after death, but not thereafter and in no event after the date the option would otherwise have expired.

Any participant whose relationship has terminated by reason of disability may exercise his option, to the extent exercisable upon the effective date of such termination, at any time within one year after such date, but not thereafter and in no event after the date the option would otherwise have expired.
Adjustments Upon Changes in Common Stock

Notwithstanding any other provisions of the Plan, in the event of any change in the outstanding Common Stock by reason of a share dividend, recapitalization, merger or consolidation in which the Company is the surviving corporation, split-up, combination or exchange of shares or the like, the aggregate number and kind of shares subject to the Plan, the aggregate number and kind of shares subject to each outstanding option and the exercise price thereof will be appropriately adjusted by the Board of Directors, whose determination will be conclusive.

In the event of (a) the liquidation or dissolution of the Company or (b) a merger or consolidation in which the Company is not the surviving corporation, any outstanding options will terminate, unless other provision is made therefor in the transaction.

Equity Based, Non-Option Awards:

Restricted Stock Awards.

The Administrator may grant Restricted Stock, in such amounts, and subject to such terms and conditions as the Administrator may determine, in its sole discretion, including such restrictions on transferability and other restrictions as the Administrator may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Administrator shall determine. Unless otherwise specified or to the extent required by law, restrictions on transferability with respect to a Restricted Stock granted to an employee who is not an officer or director or a consultant, shall lapse at a rate of at least twenty percent (20%) per year over a period of not more than five (5) years.

Stock Appreciation Rights.

Two types of Stock Appreciation Rights (“SARs”) shall be authorized for issuance under the Plan: (1) stand-alone SARs and (2) stapled SARs. The award agreement granting an SAR shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate and shall not include terms which cause the Award to be considered nonqualified deferred compensation.

Performance Stock Awards.

The Administrator may make Performance Stock Awards entitling recipients to acquire shares of stock upon the attainment of specified performance goals. The Administrator may make Performance Stock Awards independent of or in connection with the granting of any other Award under the Plan. The Administrator in its sole discretion, shall determine the performance goals applicable under each such Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded Performance Stock.

Amendments and Termination of the Plan

The Board of Directors, without further approval of the Company’s stockholders, may at any time suspend or terminate the Plan, in whole or in part, or amend it from time to time in such respects as it may deem advisable, including, without limitation, to comply with the provisions of certain rules and regulations promulgated by the Securities and Exchange Commission, among other things; provided, however, that no amendment may be effective without the requisite prior or subsequent shareholder approval which would (a) except as required for anti-dilution adjustments, increase the maximum number of shares of Common Stock for which options may be granted under the Plan, (b) materially increase the benefits to participants under the Plan, or (c) change the eligibility requirements for individuals entitled to receive options under the Plan.

Non-Transferability of Awards

No Award granted under the Plan may be directly or indirectly sold, pledged, assigned, hypothecated, transferred, disposed or encumbered of in any manner whatsoever, other than by will or by the laws of descent or distribution prior to vesting and exercise (if applicable) under the terms of the Award and may be exercised, during the lifetime of the participant, only by the participant.

Certain Federal Income Tax Consequences:

The following is a general summary of the federal income tax consequences under current tax law of options, stock appreciation rights and restricted stock. It does not purport to cover all of the special rules, including special rules relating to participants subject to Section 16(b) of the Exchange Act and the exercise of an option with previously-acquired shares, or the state or local income or other tax consequences inherent in the ownership and exercise of stock options and the ownership and disposition of the underlying shares or the ownership and disposition of restricted stock.

A participant does not recognize taxable income upon the grant of an option. Upon the exercise of a NQSO, the participant recognizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise over the exercise price thereof, and the Company will generally be entitled to a deduction for such amount at that time. If the participant later sells shares acquired pursuant to the exercise of a NQSO, the participant recognizes long-term or short-term capital gain or loss, depending on the period for which the shares were held. Long-term capital gain is generally subject to more favorable tax treatment than ordinary income or short-term capital gain.

Upon the exercise of an ISO, the participant does not recognize taxable income. If the participant disposes of the shares acquired pursuant to the exercise of an ISO more than two years after the date of grant and more than one year after the transfer of the shares to the participant, the participant recognizes long-term capital gain or loss and the Company is not be entitled to a deduction. However, if the participant disposes of such shares within the required holding period, all or a portion of the gain is treated as ordinary income and the Company is generally entitled to deduct such amount.

In addition to the tax consequences described above, a participant may be subject to the alternative minimum tax, which is payable to the extent it exceeds the participant’s regular tax. For this purpose, upon the exercise of an ISO, the excess of the fair market value of the shares over the exercise price therefor is an adjustment which increases alternative minimum taxable income. In addition, the participant's basis in such shares is increased by such excess for purposes of computing the gain or loss on the disposition of the shares for alternative minimum tax purposes. If a participant is required to pay an alternative minimum tax, the amount of such tax which is attributable to deferral preferences (including the incentive option adjustment) is allowed as a credit against the participant's regular tax liability in subsequent years. To the extent the credit is not used, it is carried forward.

A participant does not recognize income upon the grant of an SAR. The participant has ordinary compensation income upon exercise of the SAR equal to the increase in the value of the underlying shares, and the Company will generally be entitled to a deduction for such amount.

A participant does not recognize income on the receipt of a performance share award until the shares are received. At such time, the participant recognizes ordinary compensation income equal to the excess, if any, of the fair market value of the shares over any amount paid for the shares, and the Company is generally entitled to deduct such amount at such time.

A participant who receives a grant of restricted stock generally recognizes ordinary compensation income equal to the excess, if any, of fair market value of the stock at the time the restriction lapses over any amount paid for the shares.

Alternatively, the participant may elect to be taxed on the value at the time of grant. The Company is generally entitled to a deduction at the same time and in the same amount as the income required to be included by the participant.

Section 162(m) of the Code generally provides that publicly held companies may not deduct compensation paid to certain of our top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to "performance-based compensation." Options and Shares of stock granted under the Plan are intended to constitute qualified performance-based compensation eligible for such exceptions, and we will continue to monitor the applicability of Section 162(m) to our ongoing compensation arrangements. We do not expect that amounts of compensation paid to our executive officers will fail to be deductible on account of Section 162(m).

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

(i)	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

(ii)	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(iii)	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

(iv)	an exchange distribution in accordance with the rules of the applicable exchange;

(v)	privately negotiated transactions;

(vi)	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

(vii)	a combination of any such methods of sale; and

(viii)	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. At the time a particular offer of shares is made by the selling stockholders, to the extent required, a prospectus will be distributed. Each selling stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

Limitation on Liability and Indemnification Matters

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a party to an action, suit or proceeding because the person is or was our director, officer, employee or agent, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with the action, suit or proceeding if the person:

(i)	acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and

(ii)	with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Our bylaws include indemnification provisions under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as our directors or officers, except in relation to matters as to which any such director or officer was personally involved in the situation giving rise to the injury or unless such officer or director committed a criminal offense.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Experts

Weinberg & Company, P.A., an independent registered public accounting firm, has audited our consolidated financial statements as of and for the years ended December 31, 2006 and 2005 and for the period from June 16, 2003 (inception) through December 31, 2006, included in our Annual Report on Form 10-KSB for the year ended December 31, 2006, as set forth in their report, which is included in this prospectus, appearing in this registration statement. Our consolidated financial statements are included in reliance on Weinberg & Company, P.A.’s report, given their authority as experts in accounting and auditing.

Legal Matters

Certain legal matters in connection with the issuance of the shares of our common stock offered hereby by us and to be offered hereby have been passed upon for us by Loeb & Loeb LLP, New York, New York.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement on Form S-8. The prospectus is prepared in accordance with the requirements of Part I of Form S-3 and General Instruction C of the instructions to Form S-8. The SEC allows this filing to “incorporate by reference” information that the Company previously has filed with the SEC. This means the Company can disclose important information to you by referring you to other documents that it has filed with the SEC. The information that is incorporated by reference is considered part of this prospectus, and information that the Company files later will automatically update and may supersede this information. For further information about the Company and the securities being offered, you should refer to the registration statement and the following documents that are incorporated by reference:

(a)	The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 filed with the SEC on March 27, 2007;
(b)	The Company’s Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2007, filed with the SEC on May 11, 2007;
(c)	The Company’s Current Report on Form 8-K dated January 31, 2007, filed with the SEC January 31, 2007;
(d)	The Company’s Current Report on Form 8-K, dated April 3, 2007, filed with the SEC on April 3, 2007;
(e)	The Company’s Current Report on Form 8-K dated April 18, 2007, filed with the SEC on April 18, 2007;
(f)	The Company’s Current Report on Form 8-K dated June 4, 2007, filed with the SEC on June 7, 2007;
(g)
The description of the Company’s common stock contained in the Registration Statement on Form SB-2, SEC File No. 333-112754, filed February 12, 2004, together with any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company subsequent to those listed above with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of all documents that are incorporated by reference in this prospectus by writing or telephoning us at the following address and number: Osteologix, Inc., Attention: Matthew M. Loar, Chief Financial Officer, 425 Market Street, Suite 2230, San Francisco, CA 94105, tel. (415) 955-2700. We will provide copies of all documents requested (not including exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents or this prospectus) without charge.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available, at no charge, to the public at the SEC’s web site at http://www.sec.gov.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Osteologix, Inc. (the “Registrant”) hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(a)	The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 filed with the SEC on March 27, 2007;
(b)	The Company’s Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2007, filed with the SEC on May 11, 2007;
(c)	The Company’s Current Report on Form 8-K dated January 31, 2007, filed with the SEC January 31, 2007;
(d)	The Company’s Current Report on Form 8-K, dated April 3, 2007, filed with the SEC on April 3, 2007;
(e)	The Company’s Current Report on Form 8-K dated April 18, 2007, filed with the SEC on April 18, 2007;
(f)	The Company’s Current Report on Form 8-K dated June 4, 2007, filed with the SEC on June 7, 2007;
(g)
The description of the Company’s common stock contained in the Registration Statement on Form SB-2, SEC File No. 333-112754, filed February 12, 2004, together with any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which de-registers all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of all documents that are incorporated by reference in this prospectus by writing or telephoning us at the following address and number: Osteologix, Inc., Attention: Matthew M. Loar, Chief Financial Officer, 425 Market Street, Suite 2230, San Francisco, CA 94105, tel. (415) 955-2700. We will provide copies of all documents requested (not including exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents or this prospectus) without charge.

Matthew M. Loar,
Chief Financial Officer
425 Market Street, Suite 2230
San Francisco, CA 94105

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a party to an action, suit or proceeding because the person is or was our director, officer, employee or agent, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with the action, suit or proceeding if the person:

(i)	acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and

(ii)	with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Our bylaws include indemnification provisions under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as our directors or officers, except in relation to matters as to which any such director or officer was personally involved in the situation giving rise to the injury or unless such officer or director committed a criminal offense.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description

4.1	Osteologix, Inc. Equity Incentive Plan.
5.1	Opinion of Loeb & Loeb LLP.
23.1	Consent of Weinberg & Company, P.A.
23.2	Consent of Loeb & Loeb LLP (included in exhibit 5.1).

Item 9. Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar amount of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the foregoing paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, provided, however, that no statement made in a Registration Statement or incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

(i) The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(ii) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(iii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iv) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(v) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it or against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of San Francisco, state of California, on this 24th day of July, 2007.

OSTEOLOGIX, INC.

By: /s/ Philip J. Young
Name: Philip J. Young
Title: Chief Executive Officer and President

By: /s/ Matthew M. Loar
Name: Matthew M. Loar
Title: Chief Financial Officer (Principal Financial Officer and Chief Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Phil J. Young, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement of Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Klaus Eldrup-Jørgensen Klaus Eldrup-Jørgensen	Chairman of the Board	July 24, 2007

/s/ Stephan Christgau Stephan Christgau	Chief Operating Officer	July 24, 2007

/s/ Jeremy Curnock Cook Jeremy Curnock Cook	Director	July 24, 2007

/s/ Christian Hansen Christian Hansen	Director	July 24, 2007

/s/ Bobby W. Sandage Bobby W. Sandage	Director	July 24, 2007

Florian Schönharting	Director	July 24, 2007

/s/ Christopher B. Wood Christopher B. Wood	Director	July 24, 2007

EXHIBIT INDEX

Exhibit Number	Description
4.1	Osteologix, Inc. Equity Incentive Plan, filed herewith.
5.1	Opinion of Loeb & Loeb LLP, filed herewith.
23.1	Consent of Weinberg & Company, P.A., filed herewith.
23.2	Consent of Loeb & Loeb LLP (included in exhibit 5.1), filed herewith.